Exhibit 99

State National Bancshares, Inc. Announces the Completion of the Acquisition of Heritage National Bank

[ PR Newswire  •  2005-10-06 ]

FORT WORTH, Texas, Oct. 6 /PRNewswire-FirstCall/ — State National Bancshares, Inc. (Nasdaq: SNBI), parent company of State National Bank based in Fort Worth, Texas, today announced the completion of its acquisition of all of the capital stock of Heritage Financial Corporation for approximately $53.5 million in cash. Proceeds from State National Bancshares’ recently completed initial public offering were used to fund the acquisition. Heritage Financial Corporation, the parent company of Heritage National Bank, had, on a consolidated basis, approximately $237 million in total assets as of June 30, 2005. Heritage National Bank operated from four banking centers in the Fort Worth area, including Granbury, Benbrook, Fort Worth and Crowley, Texas.

Tom Nichols, Chairman of the Board and Chief Executive Officer of State National Bancshares commented, “We are very pleased with the acquisition of Heritage Financial Corporation. This acquisition is consistent with our growth strategy of expanding in Tarrant County, and will add banking center locations in areas of Tarrant County where we do not currently have a presence.” As a result of this acquisition, State National Bank now operates from 11 Fort Worth area locations, including Fort Worth, Arlington, Hurst, Azle and Bedford, with approximately $450 million in total deposits located in this market.

State National Bank added four additional banking centers in the Forth Worth market in 2004 as a result of its acquisition of Mercantile Bank Texas. In September 2005, State National Bank broke ground on a new location in downtown Fort Worth, which will house its downtown banking center.

“Our banking centers are currently spread over the north and east sides of Tarrant County. The acquisition of Heritage National Bank will help balance our market coverage on the southwest side of the community,” stated Mr. Nichols. “Heritage Financial Corporation’s Chairman of the Board, Sam Elrod, Chief Executive Officer, Frank B. Kimmell and the board of directors have built a great banking franchise and we look forward to working with their team in integrating the two companies.”

Frank B. Kimmell, President and Chief Executive Officer of Heritage Financial Corporation, commented, “I think this is an excellent move for our customers. Since our inception in 1984, we have strived to exceed the expectations of our customers in all areas. This acquisition will provide our customers with the benefits of expanded banking services while retaining our neighborhood bank convenience.” Mr. Kimmell noted that the combined ATM network will cover a greatly expanded area for the customers of both institutions. “This transaction is going to allow us to expand our services, make larger loans and improve our menu of deposit products.”

About State National Bancshares, Inc.

State National Bancshares is a bank holding company, headquartered in Fort Worth, Texas, offering a broad range of financial products and services primarily through its main subsidiary, State National Bank, a national banking association. State National Bank operates through a network of 42 banking centers located throughout Texas and Southern New Mexico. State National Bank’s lending services include real estate, mortgage, consumer and commercial loans to small to medium-sized businesses. State National Bank’s lending operations are complemented with an array of retail and commercial deposit products. State National Bank also offers trust and wealth management services such as life insurance and securities products.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of the stock purchase of Heritage Financial Corporation by State National Bancshares, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the acquisition; (ii) statements with respect to Heritage National Bank’s and State National’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. These statements are based upon the current beliefs and expectations of Heritage Financial Corporation’s and State National’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of Heritage National Bank and State National Bank will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenues following the acquisition may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the acquisition, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (7) changes in the

U.S. and foreign legal and regulatory framework; and (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company’s capital markets and asset management activities. Additional factors that could cause Heritage National Bank’s and State National’s results to differ materially from those described in the forward-looking statements can be found in State National Bank’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission and available at the SEC’s Internet site (http://www.sec.gov ). Heritage Financial Corporation and State National Bancshares do not undertake any obligation to update any forward- looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.